Exhibit 2.1

Amendment No. 1 TO Asset purchase Agreement

This Amendment No. 1 (the “Amendment”) is entered as of August 29, 2024 (“Amendment Effective Date”) Giga Caddo, LLC, a Delaware limited liability company (“Seller”), and Gryphon Digital Mining, Inc., a Delaware corporation (“Buyer”). Capitalized terms used in this Amendment will have the meaning set forth in the Agreement, unless otherwise defined herein.

RECITALS

WHEREAS, Buyer and Seller previously entered into an Asset Purchase Agreement on or about August 16, 2024 (as defined therein, “Agreement”); and

WHEREAS, the Parties desire to memorialize that Buyer will make an additional payment to Seller in accordance with the Agreement, as amended by this Amendment, and extend the deadline for the Closing Date under Section 3.1 of the Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Adjusted Implementation Fee

1.1 No later than two business days after the Amendment Effective Date, Buyer will pay Seller an additional advance on the total purchase price of the Assets in the amount of $250,000, which Buyer will pay to Seller by wire transfer of immediately available funds to an account designated by Seller. As a result of this additional advance payment, the Parties agree that the Third Payment and Final Payment identified in the Agreement will each be reduced to $575,000. For the avoidance of doubt, the total purchase price of the Assets remains $1,500,000. Notwithstanding the last sentence of Section 3.1 of the Agreement, the Parties acknowledge and agree that $100,000 of the pre-paid amounts will not be refundable if the Agreement is terminated prior to Closing, except to the extent such termination is the result of Seller’s breach of the Agreement, in which case Seller will refund all pre-paid amounts.

1.2 The Parties hereby amend Section 3.1 to extend the deadline for the Closing Date from August 31, 2024, to September 30, 2024.

2. General Terms

2.1 Except as modified herein, all other terms, provisions, conditions and obligations imposed under the terms of the Agreement will remain in full force and effect and are hereby ratified by the Parties.

2.2 This Amendment constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to such subject matter.

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IN WITNESS WHEREOF, Seller and Buyer have executed this Amendment as of the Effective Date.

For Seller		For Buyer:

By:	/s/ Brent Whitehead	By:	/s/ Rob Chang
Name:	Brent Whitehead	Name:	Rob Chang
Title:	COO	Title:	CEO